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                                                     REGISTRATION NO. 333-17633
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                        POST-EFFECTIVE AMENDMENT NO. 24
                                      TO

                                   FORM S-6

                               -----------------

               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
       OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

                               -----------------

          SEPARATE ACCOUNT I                        MARK PEARSON,
                  OF                           CHIEF EXECUTIVE OFFICER
 AXA EQUITABLE LIFE INSURANCE COMPANY    AXA EQUITABLE LIFE INSURANCE COMPANY
         (EXACT NAME OF TRUST)               1290 AVENUE OF THE AMERICAS
                                               NEW YORK, NEW YORK 10104
 AXA EQUITABLE LIFE INSURANCE COMPANY   (NAME AND ADDRESS OF AGENT FOR SERVICE)
       (EXACT NAME OF DEPOSITOR)

      1290 AVENUE OF THE AMERICAS
       NEW YORK, NEW YORK 10104
   (ADDRESS OF DEPOSITOR'S PRINCIPAL
          EXECUTIVE OFFICES)

                               -----------------

             TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 554-1234

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                 PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                                  SHANE DALY
                  VICE PRESIDENT & ASSOCIATE GENERAL COUNSEL
                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          1290 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10104

                               -----------------

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

================================================================================

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                                     NOTE

This Post Effective Amendment No. 24 ("PEA") to the Form S-6 Registration Statement No. 333-17633 ("Registration Statement") of AXA Equitable Life Insurance Company ("AXA Equitable") and its Separate Account I is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this PEA consists only of a facing page, this explanatory note and Item 6 of Part II of the Registration Statement on Form S-6 setting forth the exhibits to the Registration Statement. This PEA does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this PEA shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

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                                    PART II

The PEA does not amend or delete the currently effective Prospectus Supplement or supplements to the Prospectus Supplement, or any other part of the Registration Statement except as specifically noted herein. (Parts I and II of Post-Effective Amendment Nos. 22 and 23 to the Form S-6 Registration Statement (File No. 333-17633), filed with the Commission on April 21, 2017 and on December 21, 2017, respectively, are incorporated by reference.)

Other Exhibits:

6               Consent of PricewaterhouseCoopers LLP, filed herewith.

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                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, in the City and State of New York, on the 11th day of April, 2018.

                           SEPARATE ACCOUNT I OF AXA EQUITABLE
                           LIFE INSURANCE COMPANY
                                                (REGISTRANT)

                           By: AXA EQUITABLE LIFE INSURANCE COMPANY,
                                                 (DEPOSITOR)

                           By: /s/ Shane Daly
                               ------------------------------------------------
                                  (Shane Daly)
                                  Vice President and Associate General Counsel

Attest:  /s/ Shane Daly
         -----------------------------------
            (Shane Daly) Attorney-in-Fact
            Pursuant to Power of Attorney
            April 11, 2018

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                                  SIGNATURES

       As required by the Securities Act of 1933, the Depositor has caused this Registration Statement to be signed on its behalf, by the undersigned, duly authorized, in the City and State of New York, on this 11th day of April, 2018.

                                         AXA EQUITABLE LIFE INSURANCE COMPANY
                                                      (Depositor)

                                         By:  /s/ Shane Daly
                                              ----------------------------------
                                              Shane Daly
                                              Vice President and Associate
                                              General Counsel

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson                  Chairman of the Board, Chief Executive Officer,
                               Director and President

PRINCIPAL FINANCIAL OFFICER:

*Anders B. Malmstrom           Senior Executive Director
                               and Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*Andrea M. Nitzan              Executive Director, Chief Accounting Officer
                               and Controller

*DIRECTORS:

Barbara Fallon-Walsh         Mark Pearson
Daniel G. Kaye               Bertram Scott
Kristi A. Matus              Thomas Buberl
Ramon de Oliveira            George Stansfield
                             Richard C. Vaughan

*By:  /s/ Shane Daly
      --------------------------
         Shane Daly
         Attorney-in-Fact

April 11, 2018

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                                 EXHIBIT INDEX

  EXHIBIT NO.                                                       TAG VALUE
  -----------                                                       ---------

      6          Consent of PricewaterhouseCoopers LLP              EX-99.6